Exhibit 4.1

Execution Version

INDENTURE

Dated as of January 28, 2026

Among

BELDEN INC.

THE GUARANTORS NAMED PARTY HERETO

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

U.S. BANK EUROPE DAC, UK BRANCH,

as Principal Paying Agent

and

U.S. BANK EUROPE DAC, as Transfer Agent and Registrar

4.250% SENIOR SUBORDINATED NOTES DUE 2033

EXHIBITS

Exhibit A Form of Note
Exhibit B Form of Certificate of Transfer
Exhibit C Form of Certificate of Exchange

INDENTURE, dated as of January 28, 2026, among Belden Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto, U.S. Bank Trust Company, National Association, as trustee (as “Trustee”), U.S. Bank Europe DAC, UK Branch, as principal paying agent (the “Principal Paying Agent”), and U.S. Bank Europe DAC, as transfer agent (the “Transfer Agent”) and as registrar (the “Registrar”).

W I T N E S S E T H :

WHEREAS, the Company has duly authorized the creation of an issue of €450,000,000 aggregate principal amount of 4.250% Senior Subordinated Notes due 2033 (the “Initial Notes”);

WHEREAS, each of the Company and each of the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Guarantors, the Trustee, the Principal Paying Agent, Transfer Agent and Registrar agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person, (i) (a) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Subsidiary of such specified Person or (b) assumed by such specified Person in connection with an acquisition of any Equity Interests or assets of such other Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes, the Unrestricted Global Notes automatically exchanged for such Initial Notes pursuant to Section 2.06) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Transfer Agent, Paying Agent or authenticating agent.

“Applicable Premium” means, with respect to a Note on any redemption date, the excess of (A) the present value at such time of (i) the redemption price of such Note at February 1, 2029 set forth in Section 3.07(c) plus (ii) all remaining interest payments due on such Note through and including February 1, 2029 (in each case excluding any interest accrued to, but excluding, the redemption date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from February 1, 2029 to, but excluding, the redemption date using a discount rate equal to the Bund Rate plus 50 basis points, over (B) the principal amount of such Note; provided that in no event shall the Applicable Premium be less than zero. For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and/or Clearstream that apply to such transfer, redemption or exchange.

“Asset Acquisition” means, with respect to any Person, (1) an Investment by such Person or any Restricted Subsidiary of such Person in any third Person pursuant to which such third Person shall become a Restricted Subsidiary of such Person or any Restricted Subsidiary of such Person, or shall be merged with or into such Person or any Restricted Subsidiary of such Person, or (2) the acquisition by such Person or any Restricted Subsidiary of such Person of the assets of any third Person (other than a Restricted Subsidiary of such Person) which constitute all or substantially all of the assets of such third Person or comprises any division or line of business of such third Person or any other properties or assets of such third Person other than in the ordinary course of business.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), in each case other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by Section 4.14 and/or 5.01 and not by Section 4.10), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries other than director’s qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value in excess of the greater of (x) $20.0 million and (y) 0.5% of Consolidated Total Assets. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer, sale or other disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary to the

Company or to another Restricted Subsidiary; (iii) a Restricted Payment that is permitted by Section 4.07 or the definition of “Permitted Investments”; (iv) any sale, lease, sublease or other disposition of assets that are no longer used or useful, or are damaged, worn-out or obsolete, by the Company or any of its Restricted Subsidiaries; (v) an issuance of Equity Interests by a Restricted Subsidiary of the Company in which the Company’s percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto; (vi) the sale or other disposition of Cash Equivalents or Marketable Securities; (vii) the sale, lease, sublease, license, sublicense or consignment of accounts receivable, equipment, inventory, real property, or other assets in the ordinary course of business, including leases or subleases with respect to facilities which are temporarily not in use or pending their disposition; (viii) trade or exchange of assets (including the sale of assets and the use of net proceeds to purchase replacement assets) of equivalent fair market value; (ix) the licensing of intellectual property or other general intangibles to third Persons on customary terms as determined by the Board of Directors or an officer of the Company in good faith; (x) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; (xi) the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to the Credit Agreement or the other security documents relating to any Indebtedness permitted under this Indenture; (xii) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; (xiii) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing; (xiv) creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by this Indenture; (xv) grants of credits or allowances in the ordinary course of business; (xvi) condemnations on or the taking by eminent domain of property or assets; and (xvii) the sale, lease, conveyance or other disposition of Capital Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership, (iii) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of the sole member or of the managing member thereof and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bund Rate” means, with respect to any redemption date, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to February 1, 2029 (or if no maturity is within three months before or after February 1, 2029, yields for the two published maturities most closely corresponding to February 1, 2029 shall be determined and the Bund Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). The Bund Rate shall be calculated by the Company on the third Business Day prior to any redemption date.

“Business Day” means a day, other than a Saturday or Sunday, (1) for purposes other than in respect of payments to be made under this Indenture, which is not a day on which banking institutions in New York or London are authorized or required by law to close and (2) in respect of payments to be made under this Indenture, on which the place of payment or the Trans-European Automated Real Time Gross Settlement Express Transfer System (i.e., the Target2 System), or any successor thereto, is open.

“Capital Interests” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earn-outs or similar consideration payable in connection with an acquisition).

“Cash Equivalents” means:

(i) United States dollars;

(ii) securities issued or directly and fully guaranteed or insured by (a) the United States government, (b) the United Kingdom, (c) any government of a member state of the European Union whose currency is the Euro or (d) any agency or instrumentality of any of the foregoing (provided that the full faith and credit of the United States, the United Kingdom or the applicable member state, as the case may be, is pledged in support thereof), in each case having maturities of not more than twelve months from the date of acquisition;

(iii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign country recognized by the United States of America having capital and surplus, at the time of acquisition thereof, in excess of $500 million (or foreign currency equivalent thereof) and a rating of “B” or better by Fitch Ratings Inc.;

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition;

(vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either S&P or Moody’s;

(vii) in the case of any Restricted Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Restricted Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (vi); and

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Change of Control” means the occurrence of any of the following:

(i) any sale, lease, transfer, conveyance or other disposition (other than a Lien permitted by this Indenture and other than by way of consolidation or merger), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons within the meaning of Section 13(d) of the Exchange Act (a “Group”), (other than any Restricted Subsidiary of the Company) (whether or not otherwise in compliance with the provisions of this Indenture); or

(ii) the Company becomes aware (whether by any report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Interests of the Company, other than any merger or consolidation as a result of which the holders of a majority of the Company’s Voting Stock (measured by voting power rather than number of shares) immediately prior to such transaction continue to own at least a majority of the Voting Stock (measured by voting power rather than number of shares) of the Person surviving or resulting from such transaction or any parent thereof.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if (A) the Company becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (ii) immediately following that transaction no Person, other than a holding company satisfying the requirements of this sentence, is the beneficial owner of Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Interests of such holding company (measured by voting power rather than number of shares).

Notwithstanding the foregoing clauses or any provision of the Exchange Act, a Person shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Change of Control Triggering Event” means both a Change of Control and a Rating Event. Notwithstanding the foregoing, for the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearing System” means each of Euroclear and Clearstream.

“Clearstream” means Clearstream Banking, S.A. and any successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Depositary” means a depositary common to Euroclear and Clearstream, being initially U.S. Bank Europe DAC, until a successor Common Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Common Depositary shall mean or include such Person who is then a Common Depositary hereunder.

“Company” as defined in the recitals hereto.

“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, and delivered to the Trustee or any Agent.

“Consolidated Cash Flow” means, with respect to any Person, for any period, the sum (without duplication) of:

(i) Consolidated Net Income;

(ii) Pro Forma Cost Savings; and

(iii) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense;

(c) Consolidated Non-Cash Charges;

(d) expenses relating to executive recruiting, signing, retention and completion bonuses; and

(e) any expenses or fees (other than depreciation or amortization expense) related to any Equity Offering, incurrence of Indebtedness, Permitted Investment, acquisition, disposition or recapitalization (whether or not consummated);

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations (paid, accrued and/or scheduled to be paid or accrued), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net payments (if any) pursuant to interest rate Hedging Obligations (including fees and premiums), but excluding amortization of debt issuance costs, to the extent that any such expense was deducted in computing such Consolidated Net Income on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (without duplication):

(1) gains or losses from Asset Sales (without regard to the $20.0 million threshold set forth in the definition thereof) or other dispositions, abandonments or reserves relating thereto or the extinguishment of any Indebtedness, together with any related provision for taxes on such gains or losses;

(2) any unusual, extraordinary or non-recurring gain, loss, charge or expense, (including, without limitation, retention, severance, systems establishment cost, excess pension charges, contract termination restructuring costs and litigation settlements or losses) together with any related provision for taxes on such unusual, extraordinary or non-recurring gain, loss, charge or expense;

(3) the net income or loss of any Person acquired prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, subject to clause (5) below;

(4) solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under Section 4.07, the net income (but not loss) of any Subsidiary of the Company (excluding in the case of the Company or any of its Restricted Subsidiaries, any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary) to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such net income is actually, or permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise;

(5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(7) the cumulative effect of a change in accounting principles;

(8) any non-cash compensation charges or other non-cash expenses, or charges arising from the grant or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, options or other equity-based awards;

(9) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the date of this Indenture resulting from the application of ASC-805, ASC- 350 or ASC-360 (excluding any such non-cash item to the extent that it represents an accrual of or reverse for cash expenditures in any future period except to the extent such item is subsequently reversed));

(10) any unrealized net gain or loss resulting from Hedging Obligations (including pursuant to the application of ASC-815);

(11) gains and losses due solely to fluctuations in currency values and the related tax effects;

(12) non-cash losses, expenses and charges incurred in connection with restructuring within the Company and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities;

(13) any increase in amortization or depreciation or any one time non-cash charges (such as capitalized manufacturing profit in inventory) resulting from purchase accounting; and

(14) any amortization or write-offs of debt issuance or deferred financing costs and premiums and prepayment penalties.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (a) proceeds of business interruption insurance (including cyber), to the extent actually received (or not disputed and as to which the Company reasonably expects such proceeds to be received in cash within 365 days (with a deduction in the applicable future period for any amount so added back to the extent not so received within such 365 days) and (b) any expenses, charges or losses that are covered by indemnification provisions in favor of the Company and its Restricted Subsidiaries, to the extent the indemnified amounts in respect thereof are actually received (or not disputed and as to which the Company reasonably expects such indemnified amounts to be received in cash within 365 days (with a deduction in the applicable future period for any amount so added back to the extent not so received within such 365 days).

“Consolidated Non-Cash Charges” means, with respect to any Person and its Restricted Subsidiaries, for any period, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges, expenses or losses, including any impairment charges and the impact of purchase accounting, such as the amortization of inventory step-up (but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of any Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus non-cash items increasing such Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business and reversals in such period of an accrual of, or reserve for, a cash charge in another period) on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and the Restricted Subsidiaries on a consolidated basis (determined in accordance with GAAP), in each case as calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio,” at the end of the fiscal quarter immediately preceding such date.

“Consolidated Total Debt” of any Person means, as of any date, the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Finance Lease Obligations, Attributable Debt, purchase money obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments or drawn letters of credit (but excluding any Indebtedness under preferred equity) plus (without duplication) (2) the aggregate amount of all outstanding Disqualified Interests of such Person, in each case as calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Debt Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of (1) the Consolidated Total Debt of the Company and its Restricted Subsidiaries as of the most recently ended fiscal quarter for which financial statements have been made available to the Holders minus unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of such period to (2) Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such period, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated Cash Flow as are appropriate, in each case as calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Convertible Indebtedness” means Indebtedness of the Company or any of its Restricted Subsidiaries issued after the Issue Date that is convertible or exchangeable into Capital Interests of any such entity and/or cash based on the value of such Capital Interests.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 1255 Corporate Drive, 6th Floor, Irving, Texas 75038, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by written notice to the Holders and the Company).

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated July 18, 2025, as in effect on the Issue Date, among the Company, the guarantors identified therein, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time) as such agreement may in whole or in part be amended, modified, renewed, refunded, replaced, restated, substituted, refinanced, supplemented or restated from time to time (whether with the original agents and lenders or other agents or lenders and/or through the sales of debt securities to institutional investors or otherwise or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or institutional investors).

“Debt Facilities” means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Interests” means preferred stock of the Company, any Restricted Subsidiary or any direct or indirect parent of the Company (in each case other than Disqualified Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Interests (and in the case of Designated Preferred Interests of a direct or indirect parent of the Company, to the extent that such cash is actually contributed to the Company or any Restricted Subsidiary), pursuant to an Officer’s Certificate executed by an officer of the Company or the applicable direct or indirect parent of the Company, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation pursuant to Section 4.07(a)(iv)(C).

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under this Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Interests” means any Capital Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control or an event solely within the control of the issuer thereof), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a change of control or asset sale)), in whole or in part, on or prior to the date on which the Notes mature, for cash or is convertible into or exchangeable for debt securities of the Company or its Restricted Subsidiaries at any time prior to such date at the sole option of the Holder thereof; provided, however, that only the portion of Capital Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Interests.

“Domestic Restricted Subsidiaries” means all of the Restricted Subsidiaries that are not Foreign Subsidiaries.

“Equity Interests” means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

“Equity Offering” means any public or private offering of Qualified Capital Interests of the Company for cash, other than to a Subsidiary of the Company.

“Euroclear” means Euroclear SA/NV, as operator of the Euroclear system and any successor thereto.

“Euros” or “€” means the single currency unit of the Participating Member States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the SEC promulgated thereunder.

“Existing Subordinated Notes” means, collectively, the Company’s 3.375% Senior Subordinated Notes due 2027, 3.875% Senior Subordinated Notes due 2028 and 3.375% Senior Subordinated Notes due 2031.

“Finance Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the Issue Date.

“Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of total Consolidated Cash Flow of such Person during the period of four consecutive fiscal quarters of the Company (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Calculation Date”) for which financial statements are available (the “FCCR Transaction Date”) to Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, Consolidated Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness (but without giving pro forma effect to any Indebtedness incurred on such date of determination under Section 4.09(b)) of such Person or any of its Restricted Subsidiaries, or the issuance or redemption of any preferred stock by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (or the issuance or redemption or other repayment of any other preferred stock) by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the FCCR Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise liable for Acquired Debt and also including any Consolidated Cash Flow attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the FCCR Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness) occurred on the first day of the Four Quarter Period.

In calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the FCCR Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the FCCR Transaction Date; (b) if interest on any Indebtedness actually incurred on the FCCR Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the FCCR Transaction Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; and

(ii) all cash dividend payments on any series of Disqualified Interests of such Person or preferred equity of any of its Restricted Subsidiaries paid during such period to any Person other than such Person or any of its Restricted Subsidiaries.

“Foreign Subsidiaries” means any Subsidiary of the Company which was not formed under the laws of the United States or any state of the United States or the District of Columbia and any Subsidiary of such Person.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes registered in the name of the Common Depositary or its nominee, deposited with the Common Depositary, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note”, attached thereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, any Participating Member State as of the date of this Indenture (including any agency or instrumentality thereof), and the payment for which such Participating Member State pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provision of this Indenture or any co-issuer or co-obligor of the Notes, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or managing exposure to interest rates; (ii) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or managing exposure to commodity prices; and (iii) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or managing exposure to foreign currency exchange rates.

“Heirs” of any individual mean such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Holders” means a Person in whose name a Note is registered.

“Indebtedness” with respect to any Person, any indebtedness of such Person, whether or not contingent, (1) in respect of borrowed money, (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than obligations described above and Obligations in connection with Finance

Lease Obligations) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement), (3) evidenced by banker’s acceptances, (4) representing Finance Lease Obligations, (5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after taking delivery thereof (except (a) any portion thereof that constitutes an accrued expense or trade payable, (b) obligations to consignors to pay under normal trade terms for consigned goods and (c) earn out obligations) or representing any Hedging Obligations, (6) consisting of Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), (7) consisting of Attributable Debt and, to the extent not otherwise included, (8) consisting of the Guarantee by such Person of any Indebtedness of any other Person, in each case (other than with respect to letters of credit or Hedging Obligations) if and to the extent such items would appear as a liability upon a balance sheet (excluding footnotes thereto) of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (ii) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured; (iii) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation; (iv) in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off) and (v) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Indebtedness also includes all Disqualified Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Interests being equal to its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Interests which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Interests as if such Disqualified Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Interests, such fair market value shall be determined reasonably and in good faith by the Board of Directors or an officer of the Company of such Disqualified Interests; provided that if such Disqualified Interest is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Interest. Notwithstanding the foregoing, in connection with the Asset Acquisition or other purchase by the Company or any Restricted Subsidiary of any business or assets not in the ordinary course of business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 180 days thereafter.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” as defined in the recitals hereto.

“Initial Purchasers” means J.P. Morgan Securities plc, Wells Fargo Securities International Limited, Goldman Sachs & Co. LLC, Citigroup Global Markets Limited, HSBC Securities (USA) Inc., Truist Securities, Inc., and U.S. Bancorp Investments, Inc.

“Interest Payment Date” means February 1 and August 1 of each year to Stated Maturity of the Notes, commencing August 1, 2026.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (with stable or better outlook) (or the equivalent) by Moody’s and BBB- (with stable or better outlook) (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations but excluding any debt or extension of credit represented by a bank deposit other than a time deposit), advances or capital contributions (excluding extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for worker’s compensation, in each case, in the ordinary course of business and excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. Except as otherwise provided for herein, the amount of an investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means January 28, 2026, the date on which the Notes are originally issued under this Indenture.

“Legal Holiday” means any day other than a Business Day.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Limited Condition Transaction” means the entering into or consummation of any transaction (including any acquisition (whether by merger, consolidation or other business combination or the acquisition of capital stock, Indebtedness or otherwise) or other Investment by the Company or one or more of its Restricted Subsidiaries).

“Marketable Securities” means any securities listed or quoted on any national securities exchange that has registered with the SEC pursuant to Section 6(a) of the Exchange Act, or any designated offshore securities market as defined in Regulation S under the Securities Act.

“Moody’s” means Moody’s Investors Service, or any successor rating agency.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition or collection of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, (i) legal, accounting and investment banking fees, sales commissions, and any severance and relocation expenses incurred as a result thereof, (ii) all taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a corresponding reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, established in accordance with GAAP and (v) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owing a beneficial interest in the assets that are the subject of the Asset Sale.

“Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) as to which the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” means, collectively, the Initial Notes, the Unrestricted Global Notes and the Additional Notes. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture. The Initial Notes (including any Unrestricted Global Notes issued in exchange therefor) and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated January 13, 2026, relating to the sale of the Initial Notes.

“Officer” means the Chief Executive Officer, Chief Financial Officer, any Vice President, the Treasurer, Chief Accounting Officer or Secretary of the Company.

“Officer’s Certificate” means a certificate by an Officer of the Company that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Parent” means any Person of which the Company at any time is or becomes a direct or indirect Subsidiary after the Issue Date.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Permitted Convertible Hedge Transactions” means hedge or capped call options purchased by the Company on its common stock from one or more institutions selected by the Company to hedge the Company’s or any Restricted Subsidiary’s payment and/or delivery obligations due upon conversion of any Convertible Indebtedness, so long as the purchase price for such Permitted Convertible Hedge Transaction, less any associated warrant proceeds, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Convertible Hedge Transaction.

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company;

(b) any Investment in Cash Equivalents or Marketable Securities;

(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, and in each case, any Investment held by any such Person not made in contemplation of such transaction;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any non-cash consideration received in connection with a disposition of assets excluded from the definition of “Asset Sale”;

(e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Interests) of the Company or any parent of the Company;

(f) Investments represented by guarantees that are otherwise permitted under this Indenture;

(g) Investments existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(h) Hedging Obligations entered into in compliance with this Indenture;

(i) Investments in the Notes;

(j) Investments in securities of a Person received (i) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person in exchange for any other Investments, accounts receivable or other claims against such Person or (ii) in good faith settlement of delinquent obligations of a Person;

(k) advances to suppliers and customers in the ordinary course of business;

(l) loans and advances, including advances for travel and moving expenses, commission and payroll to employees and consultants of the Company and its Restricted Subsidiaries (and any guarantees of any such loans or advances) in the ordinary course of business, for bona fide business purposes not in excess of $2.0 million at any one time outstanding;

(m) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a purchase money note, contribution of additional Securitization Assets or an equity interest;

(n) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(o) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(p) performance guarantees made in the ordinary course of business;

(q) any Investments arising from agreements of the Company or a Restricted Subsidiary of the Company providing for adjustments of purchase price, deferred payment, earn-out or similar obligations, in each case acquired in connection with the disposition or acquisition of any business or assets of the Company or a Restricted Subsidiary;

(r) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(s) endorsements of negotiable instruments and documents in the ordinary course of business;

(t) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding, not to exceed the greater of (x) $175.0 million and (y) 5.0% of Consolidated Total Assets of the Company, provided, that if such Investment is in Capital Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) above and shall not be included as having been made pursuant to this clause (t);

(u) Investments in Unrestricted Subsidiaries not to exceed the greater of (x) $50.0 million and (y) 1.50% of Consolidated Total Assets of the Company; and

(v) Investments in joint ventures not to exceed the greater of (x) $50.0 million and (y) 1.50% of Consolidated Total Assets of the Company.

“Permitted Junior Securities” means unsecured debt or equity securities of the Company or any Guarantor or any direct or indirect parent of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment, as applicable, that are subordinated to the payment in full in cash of all then-outstanding Senior Debt at least to the same extent that the Notes are subordinated to the payment of all Senior Debt of the Company or Note Guarantees are subordinated to the payment in full in cash of all Senior Debt of such Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Debt outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means:

(i) Liens securing Senior Debt;

(ii) Liens in favor of the Company or any Restricted Subsidiaries;

(iii) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Finance Lease Obligations, Attributable Debt, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this

Indenture and does not exceed the cost of the assets or property so acquired or constructed, and such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(iv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(vi) Liens securing Hedging Obligations;

(vii) Liens arising by reason of any judgment, decree or order, but not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(viii) Liens securing the Notes and all other monetary obligations under this Indenture and the Note Guarantees;

(ix) Liens securing Indebtedness incurred to refinance any Indebtedness which has been secured by a Lien permitted under this definition and incurred in accordance with Section 4.09; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing (or required to secure) the Indebtedness so refinanced;

(x) Liens to secure additional Indebtedness permitted to be incurred pursuant to Section 4.09(b)(xi) or (xii);

(xi) Liens existing on the Issue Date;

(xii) Precautionary financing statements filed with respect to operating leases or other transactions not involving the incurrence of Indebtedness;

(xiii) Liens securing Acquired Debt incurred in accordance with Section 4.09; provided that:

(a) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets that secured (or were required to secure) the Acquired Debt prior to the time such indebtedness became Acquired Debt of the Company or a Restricted Subsidiary of the Company;

(xiv) Liens on funds held in trust for the defeasance or discharge of Indebtedness;

(xv) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing; and

(xvi) Liens on Capital Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to repay, extend, refinance, renew, redeem, replace, defease, discharge, refund or otherwise retire for value other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus fees, premiums, defeasance costs and accrued interest on, the Indebtedness so repaid, extended, refinanced, renewed, redeemed, replaced, defeased, discharged, refunded or retired for value (plus the amount of all fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repaid, extended, refinanced, renewed, redeemed, replaced, defeased, discharged, refunded or retired for value; and

(iii) if the Indebtedness being repaid, extended, refinanced, renewed, redeemed, replaced, defeased, discharged, refunded or retired for value is subordinated in right of payment to the Notes, or is Disqualified Interests, then the Permitted Refinancing Indebtedness must be subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, with respect to any period, the amount of “run rate” cost savings, synergies and operating expense reductions projected in good faith by senior management of the Company to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than 18 months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated Cash Flow is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions, in each case during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of senior management of the Company (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided, further, that such cost savings, operating expense reductions and synergies during any four-quarter reference period shall not exceed 20% of Consolidated Cash Flow for such period prior to giving effect to any such cost savings, operating expense reductions or synergies.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Interest” means a Capital Interest that is not a Disqualified Interest.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors or an officer of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Event” means a decrease of one or more gradations (including gradations within rating categories as well as between rating categories and excluding, for the avoidance of doubt, changes in ratings outlook) in the rating of the Notes by one or more of the Rating Agencies or a withdrawal of the rating of the Notes by one or more of the Rating Agencies on, or within 60 days following, the earlier of (x) the occurrence of a Change of Control or (y) the date of public announcement of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control, which period shall be extended with respect to a Rating Agency for a period not longer than 60 days so long as the rating of the Notes is under publicly announced consideration for downgrade by the applicable Rating Agency relating to the Change of Control; provided, however, that a downgrade of the Notes by a Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of this definition) unless such Rating Agency making the downgrade in rating publicly announces or confirms or informs the Company or the Trustee in writing at the request of the Company that the downgrade is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).

“Record Date” means, with respect to interest payable on any applicable Interest Payment Date, January 15 or July 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend, and deposited with or on behalf of and registered in the name of the Common Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Rule 903.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context indicates otherwise, references to Restricted Subsidiaries refer to Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 405” means Rule 405 promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Agency, or any successor rating agency.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly-Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of the Company or any Guarantor, whether outstanding on the date of this Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Notes or the Note Guarantee of such Guarantor, as applicable; provided that the Company’s Existing Subordinated Notes (and any Guarantees

thereof) shall not be Senior Debt but shall rank pari passu in right of payment with the Notes and the Note Guarantees. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Company or any Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the date of this Indenture or thereafter incurred.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Trustee” means U.S. Bank Trust Company, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Common Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company (and any Subsidiary thereof), but only to the extent that such Subsidiary at the time of designation:

(a) has no Indebtedness other than Non-Recourse Debt; and

(b) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the Trustee by delivering to the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no Default or Event of Default would be in existence following such designation.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than the U.S. dollar, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency was quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as reasonably selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination. Whenever the compliance with any provision of, or the default provisions or definitions in, this Indenture refer to an amount in U.S. dollars, that amount will be deemed to refer to the U.S. Dollar Equivalent of the amount of any obligation or sum denominated in any other currency or currencies, including composite currencies, which was in effect on the date of incurring, expending, remitting or otherwise initially incurring or expending such amount, or in the case of revolving credit obligations, on the date first committed, or otherwise as expressly provided in this Indenture, and, in any case, no subsequent change in the U.S. Dollar Equivalent after the applicable date of determination will cause such determination to be modified.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.14(e)
“Asset Sale Offer”	4.10(c)
“Authentication Order”	2.02
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Covenant Defeasance”	8.03
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)
“incur”	4.09(a)
“Judgment Currency”	12.18
“Legal Defeasance”	8.02(a)
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)

Term	Defined in Section
“Paying Agent”	2.03
“Payment Blockage Notice”	13.03(a)
“Permitted Debt”	4.09(b)
“Primary Lien”	4.12(a)
“Principal Paying Agent”	2.03
“Purchase Date”	3.09
“Redemption Date”	3.07(a)
“Registrar”	2.03
“Required Currency”	12.18
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(b)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(b)

Section 1.03 [Reserved].

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP (and references to codifications or particular accounting statements or guidance shall apply to any successor codification, statement or guidance);

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(i) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including the Common Depositary or its nominee that is the Holder of a Global Note may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Common Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Common Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06 Limited Condition Transactions.

Notwithstanding anything in this Indenture to the contrary, when (i) calculating availability under any applicable basket or ratio in this Indenture in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of any acquisitions, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any representations and warranties and any other condition precedent to any action or transaction, in each case of clauses (i) through (iii) above in connection with a Limited Condition Transaction, the date of determination of such basket or ratio, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, a “Transaction Election”), be deemed to be the date of declaration of such Restricted Payment or the date that the definitive agreement for such Restricted Payment, Investment, acquisition, Asset Sale or incurrence, repayment, repurchase or refinancing of Indebtedness, Disqualified Interests or preferred stock is entered into, the date a public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness, Disqualified Interests or preferred stock or such Asset Sale is given to the holders of such Indebtedness, Disqualified Interests or preferred stock (any such date, the “Transaction Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Interests or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments, with such baskets and ratios, absence of defaults, satisfaction of conditions precedent and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred on the relevant Transaction Test Date in compliance with the applicable baskets and ratios or other provisions, such provisions shall be deemed to have been complied with.

For the avoidance of doubt, (i) if any of such baskets, ratios, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Cash Flow), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed to have been satisfied as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such baskets and ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions.

If the Company has made a Transaction Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction or otherwise on or following the relevant Transaction Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this paragraph of the Fixed Charge Coverage Ratio, Fixed Charges may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith.

Section 1.07 Financial Covenant Calculations.

Notwithstanding anything to the contrary in this Indenture with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The amount of Additional Notes which may be issued from time to time under this Indenture is unlimited, subject to all the provisions of this Indenture including Section 4.09.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Registrar in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Terms. The terms and provisions contained in the Notes and the Guarantee shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d) Principal Paying Agent. The Principal Paying Agent shall be responsible for: (i) paying sums due on the Notes; and (ii) as long as the Notes are in global form, arranging on behalf of and at the expense of the Company for notices to be communicated to Holders in accordance with the terms of this Indenture and the Trustee shall have no obligation to perform these obligations.

Section 2.02 Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee upon receipt of a Company Order (an “Authentication Order”) shall authenticate and deliver the Initial Notes. Each Authentication Order shall specify the amount of Notes and the original principal amount of each Note to be authenticated, the registered Holder, the delivery instructions for each Note, the date on which the Notes are to be issued and, in the case of Additional Notes, the issue price of such Additional Notes.

Additional Notes may be issued from time to time subject to the terms of this Indenture including Section 4.09. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes of this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that Additional Notes, if any, will not be issued with the same CUSIP and ISIN numbers as any Notes then existing unless such Additional Notes are fungible with such Notes then existing for U.S. federal income tax purposes.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company. The Trustee hereby appoints U.S. Bank Europe DAC, as authenticating agent.

Section 2.03 Registrar, Transfer Agent and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”) and an office or agency where the Notes may be presented for payment (“Paying Agent” and references to the Paying Agent shall include the Principal Paying Agent). The Registrar and the Transfer Agent will maintain a register reflecting ownership of definitive registered Notes outstanding from time to time and will make payments on and facilitate transfers of definitive registered Notes on behalf of the Company. The Company may appoint one or more co-registrars, one or more transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any additional transfer agent and the term “Paying Agent” includes any additional paying agent. The Company may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to any Holder, but with notice to the Trustee. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar or co-Transfer Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. If the Company fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or Transfer Agent.

The Company initially appoints (i) the office of U.S. Bank Europe DAC, UK Branch, located at 125 Old Broad Street, London EC2N 1AR, United Kingdom, as Principal Paying Agent (the “Principal Paying Agent”) and (ii) the office of U.S. Bank Europe DAC, located at Block F1, Cherrywood Business Park, Cherrywood, Dublin 18 D18 W2x7, Ireland, as Registrar and Transfer Agent for the Notes and as agent for services of notices and demands in connection with the Notes and each hereby accepts such appointment.

If and for so long as the Notes are listed on the Official List of The Irish Stock Exchange plc trading as Euronext Dublin and the rules of The Irish Stock Exchange plc trading as Euronext Dublin so require, the Company shall maintain a Paying Agent, Registrar and Transfer Agent in Ireland. If the Notes are listed on any other securities exchange, the Company shall satisfy any requirement of such securities exchange as to Paying Agents, Registrars and Transfer Agents. If and for so long as the Notes are listed on the Official List of The Irish Stock Exchange plc trading as Euronext Dublin and the rules of such exchange so require, the Company shall publish a notice of any change of Paying Agent, Registrar or Transfer Agent in a newspaper having a general circulation in Ireland or, to the extent and in the manner permitted by such rules, posted on the website of The Irish Stock Exchange plc trading as Euronext Dublin or otherwise in accordance with the requirements of the rules of The Irish Stock Exchange plc trading as Euronext Dublin.

In acting hereunder and in connection with the Notes, the Registrar, Paying Agent and Transfer Agent shall act solely as agents of the Company, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder.

Section 2.04 Paying Agent to Hold Money; Paying Agent as Banker.

The Company shall require each Paying Agent, other than the Trustee, that is not a party to this Indenture to agree in writing that such Paying Agent shall hold for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or one of its Subsidiaries) shall have no further liability for the money. If the Company or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any Event of Default under Sections 6.01(a)(vi) or 6.01(a)(vii) relating to the Company, the Trustee shall serve as Paying Agent for the Notes. The Paying Agent shall hold any funds received by them in connection with this Indenture as any other banker.

Section 2.05 Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Paying Agent is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Paying Agent and the Trustee in writing at least two Business Days before each Interest Payment Date and at such other times as the Trustee and Paying Agent may request in writing, a list in such form and as of such date as the Trustee and Paying Agent may reasonably require of the names and addresses of the Holders of Notes, including the principal amount of Notes held by each Holder.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to the Common Depositary or a nominee of the Common Depositary or to a successor Common Depositary or a nominee of such successor Common Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Clearing System (x) notifies the Company that it is unwilling or unable to continue as a Clearing System for such Global Note and (y) a successor Clearing System is not appointed by the Company within 120 days or (ii) if the beneficial owner of an interest in a Global Note requests such exchange in writing delivered through the Clearing System following an Event of Default and commencement of enforcement action under this Indenture. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream (in accordance with their customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Common Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) both (1) a written order from a Participant or an Indirect Participant given to the Common Depositary in accordance with the Applicable Procedures directing the Common Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) both (1) a written order from a Participant or an Indirect Participant given to the Common Depositary in accordance with the Applicable Procedures directing the Common Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Common Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (A) both the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. The Company may transfer or exchange beneficial interests in Restricted Global Notes for Unrestricted Global Notes; it being understood that upon the authentication of an Unrestricted Global Note by the Trustee, interests in the Restricted Global Notes, as applicable, shall be deemed to have been transferred to interests in the Unrestricted Global Notes, unless otherwise instructed by the Company. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clauses (1) and (2) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall, authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clauses (1) and (2).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in Section 2.06(a)(i) or (ii) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement, if any, under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Common Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(B) and (D) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in Section 2.06(a)(i) or (ii) hereof and if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (1) and (2), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Common Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement, if any, under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (B) above, the applicable Restricted Global Note, in the case of clause (C) above, the applicable 144A Global Note, and in the case of clause (D) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in clauses (1) and (2) above, if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in clauses (1) and (2) above, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend. (A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE ORIGINAL ISSUANCE OF ANY ADDITIONAL NOTES(OR ANY PREDECESSOR OF THIS NOTE) RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO BELDEN INC. OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, AND (4) EITHER (X) IS NOT ACQUIRING OR HOLDING SUCH NOTE WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO

TITLE I OF ERISA, A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING, OR A FOREIGN PLAN, A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”); OR (Y) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF SUCH NOTE (OR ANY INTEREST IN SUCH NOTE) BY IT, THROUGHOUT THE PERIOD THAT IT HOLDS SUCH NOTE, WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND NONE OF THE ISSUER, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS ITS FIDUCIARY IN CONNECTION WITH THE ACQUISITION AND HOLDING OF SUCH NOTE. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO ABOVE PURSUANT TO (C), (D) OR (E), THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii),
(c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE

DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR COMMON DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO ITS NOMINEE OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, A NOMINEE OF THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Common Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Common Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges. (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate Global Notes and Definitive Notes in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or similar governmental charge payable in connection therewith (other than any such tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii) Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any delivery of a notice of redemption under Section 3.02 hereof and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company and any agent of the Trustee, any Agent or the Company shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company or any of their agents shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(j) Automatic Exchange from Restricted Global Note to Unrestricted Global Note. At the option of the Company and upon compliance with the following procedures, the beneficial interests in a Restricted Global Note shall be exchanged for beneficial interests in an Unrestricted Global Note. In order to effect such exchange, the Company shall provide written notice to the Trustee instructing the Trustee to (i) direct the Common Depositary to transfer the specified amount of the outstanding beneficial interests in a particular Restricted Global Note to an Unrestricted Global Note and provide the Common Depositary with all such information as is necessary for the Common Depositary to appropriately credit and debit the relevant Holder accounts and (ii) provide written notice to all beneficial owners of interests in the relevant Restricted Global Note of such exchange through Euroclear and Clearstream, which notice must include the date such exchange is proposed to occur, the ISIN or Common Code of the relevant Restricted Global Note and the ISIN or Common Code of the Unrestricted Global Note into which such owners’ beneficial interests will be exchanged. As a condition to any such exchange pursuant to this Section 2.06(j), the Trustee shall be entitled to receive from the Company, and rely conclusively without any liability, upon an Officer’s Certificate and an Opinion of Counsel to the Company, to the effect that such transfer of beneficial interests to the Unrestricted Global Note shall be effected in compliance with the Securities Act. The Company may request from beneficial owners of interests in the relevant Restricted Global Note such information it reasonably determines is required in order to be able to deliver such Officer’s Certificate and Opinion of Counsel. Upon such exchange of beneficial interests pursuant to this Section 2.06(j), the Registrar shall endorse Schedule A to the relevant Notes and reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Restricted Global Note(s) and the Unrestricted Global Note, respectively, equal to the principal amount of beneficial interests transferred. Following any such transfer pursuant to this Section 2.06(j) of all of the beneficial interests in a Restricted Global Note, such Restricted Global Note shall be cancelled.

The Trustee and Agents shall have no responsibility for any actions taken or not taken by Euroclear or Clearstream, as the case may be.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any of their agents and any authenticating agent from any loss, expense, claim or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Company may charge for its expenses in replacing a Note including fees and expenses of its counsel and of the Trustee and its counsel.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Company upon its request therefor. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing in the form of an Officer’s Certificate of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall deliver or cause to be delivered, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the register maintained by the Registrar that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 ISIN and Common Code Numbers.

The Company in issuing the Notes may use ISIN and/or Common Code numbers (if then generally in use) and, if so, the Trustee and the Agents shall use ISIN and/or Common Code numbers, as they deem appropriate, in notices of redemption as a convenience to Holders; provided that the Trustee and the Agents shall not be responsible for the accuracy of any ISIN and/or Common Code numbers printed on any Note, notice or elsewhere; provided further that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee and the Agents of any changes in any ISIN and/or Common Code numbers.

Section 2.14 Common Depositary.

None of the Company, the Guarantors, the Trustee, any Agent or any of their agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Note in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company, the Guarantors, the Trustee, and the Agents and their agents shall be entitled to deal with any Common Depositary, and any nominee thereof, that is the Holder of any such global Note for all purposes of this Indenture relating to such global Note (including the payment of principal and premium, if any, and interest, the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such global Note) as the sole Holder of such global Note and shall have no obligations to the beneficial owners thereof. None of the Company, the Guarantors, the Trustee, any Agent or any of their agents shall have any responsibility or liability for any acts or omissions of any such Common Depositary or any Clearing System with respect to such global Note, for the records of any such Common Depositary or Clearing System, including records in respect of beneficial ownership interests in respect of any such global Note, for any transactions between such Common Depositary or Clearing System and any participant in such Clearing System or between or among any such Clearing System, any such participant and/or any holder or owner of a beneficial interest in such global Note or for any transfers of beneficial interests in any such global Note.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem the Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee and the Agents, at least five Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be delivered or mailed or caused to be delivered or mailed to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate complying with the applicable provisions of Section 12.05 setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date and (iii) the principal amount of the Notes to be redeemed. Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Company at any time prior to a notice of redemption being delivered or mailed to any Holder and, thereafter, shall be null and void.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, a selection of Notes for redemption will be made in compliance with Applicable Procedures and the principal securities exchange, if any, on which the Notes are listed, including by pool factor; provided that no partial redemption will reduce the principal amount of a Definitive Note not redeemed to be less than €100,000. The Trustee and the Registrar, as applicable, shall not be liable for selections made by it in accordance with this Section 3.02. None of the Trustee, the Paying Agent, the Transfer Agent or the Registrar will be liable to any person for any selections made in accordance with this paragraph.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. With respect to Definitive Notes, Notes and portions of Notes selected shall be in amounts of €100,000 or whole multiples of €1,000 in excess thereof; no Notes of €100,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of €1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

The Company shall deliver or cause to be delivered notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes (with a copy to the Trustee) to be redeemed at such Holder’s registered address, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption (including upon an Equity Offering or incurrence of Indebtedness or in connection with a transaction or series of related transactions that constitute a Change of Control Triggering Event)

may be subject to one or more conditions precedent specified in the notice of redemption, including, but not limited to, completion of the related Equity Offering, incurrence of Indebtedness or Change of Control Triggering Event. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such redemption date be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed. The Company shall provide written notice (in form reasonably acceptable to the Trustee) of the delay of such redemption date or the rescission of such notice of redemption to the Trustee and the Holders no later than one Business Day prior to the redemption date. Upon receipt of such notice of the delay of such redemption date or the rescission of such notice of redemption, such redemption date shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the Notes shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice. The Company may provide in such notice that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Failure to give notice of redemption, or any defect therein to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price (or the method by which the redemption price is to be determined);

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes (unless such unredeemed portion is equal to or less than €100,000 in principal amount) or transferred by book entry upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment and interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed, as applicable;

(h) the ISIN and/or Common Code, if any, and the statement that no representation is made as to the correctness or accuracy of the ISIN and/or Common Code, if any, listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least 10 Business Days before notice of redemption is required to be delivered or mailed or caused to be delivered or mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee in its sole discretion), the Officer’s Certificate specified in Section 3.01 and requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (subject to satisfaction or waiver of any conditions to such redemption specified in the notice). The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by delivery or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption Price.

Prior to 12:00 p.m. (London time) on the redemption date, the Company shall deposit with the Principal Paying Agent a sum in same day funds sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or a portion thereof) to be redeemed on that date. The Principal Paying Agent shall promptly, and in any event within two Business Days after the redemption date, return to the Company any money deposited with Principal Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed. The Company shall no later than 12:00 p.m. (London time) on the Business Day prior to the day on which the Principal Paying Agent is to receive payment, procure that the bank effecting payment for it confirms via fax or tested SWIFT message to the Principal Paying Agent the payment instructions relating to such payment.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to, but excluding, the redemption date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest accrued to the redemption date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Definitive Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

Section 3.07 Optional Redemption.

(a) The Notes will be redeemable, in whole or in part on any one or more occasions, at the option of the Company, at any time prior to February 1, 2029, at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of the Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) At any time on or prior to February 1, 2029, the Company may on any one or more occasions redeem the Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) with the net cash proceeds of one or more Equity Offerings, at a redemption price of 104.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of the Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that at least 50% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately following such redemption (excluding Notes held by the Company or any of its Subsidiaries); provided, further, that such redemption shall occur within 180 days of the date of the closing of any such Equity Offering.

(c) The Notes will be redeemable, in whole or in part on any one or more occasions, at the option of the Company, on or after February 1, 2029, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of the Holders of the Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2029	102.1250%
2030	101.0625%
2031 and thereafter	100.0000%

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or tender offer and the Company, or any other Person making a Change of Control Offer or tender offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice to redeem (in the case of the Company) or purchase (in the case of any other Person making a Change of Control Offer or tender offer) all Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, equal to the price offered to all holders in connection therewith, plus, to the extent not already included, accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date purchase).

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Company may be required to offer to purchase the Notes by means other than a redemption, whether by tender or exchange offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such purchase does not otherwise violate the terms of this Indenture.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 10 days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, pari passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and pari passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made in accordance with Section 4.01 hereof.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of pari passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not properly tendered or accepted for payment will remain outstanding and shall continue to accrue interest in accordance with the terms hereof;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of €1,000 only;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender such Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the tender agent for such Asset Sale Offer, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business at least three Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the tender agent for such Asset Sale Offer or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and pari passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the applicable Person (but not the Trustee) shall select such pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes or such pari passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee, so that no Notes in denominations of less than €100,000 are purchased in part); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased (to the extent that such unpurchased portion is equal to €100,000 in principal amount or an integral multiple of €1,000 in excess thereof) portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered and not withdrawn pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes promptly tendered and not withdrawn and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of such Notes or portions thereof so accepted for payment by the Company in accordance with this Section 3.09.

(f) The Company, the tender agent for such Asset Sale Offer or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered and not withdrawn by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; to the extent that each such new Note is in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on, or as soon as practicable after, the Purchase Date.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any and interest shall be considered paid on the date due if the Paying Agent (including the Principal Paying Agent), if other than the Company or a Subsidiary, holds as of 12:00 p.m. London Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and there is no impediment to the Paying Agent remitting such payment to the Holders for payment on the relevant due date for payment. Such Paying Agent shall return to the Company promptly, and in any event, no later than two Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company shall no later than 12:00 p.m. (London time) on the Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms via fax or tested SWIFT message to the Paying Agent the payment instructions relating to such payment.

The obligation of the Paying Agent to make payments is subject to the Company’s compliance with this Section 4.01.

The Company will make payments of all such amounts without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, except as may be required by law.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Interest shall be computed per denomination of Notes on the basis of a 360-day year comprised of twelve 30-day months.

Section 4.02 Maintenance of Office or Agency.

The Company shall maintain the office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 where the Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Principal Paying Agent set forth in Section 12.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Company for the purpose of effecting service of legal process on the Company. If the Notes are listed on the Official List of The Irish Stock Exchange plc trading as Euronext Dublin and the rules of The Irish Stock Exchange plc trading as Euronext Dublin so require, the Company will appoint a Person located in Ireland and reasonably acceptable to the Trustee, as an additional paying and transfer agent.

Section 4.03 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations (together with any extensions granted by the SEC); provided, however, that if the SEC will accept the filings of the Company, the Company, at its option, need not furnish such reports to the Trustee to the extent it elects to file such reports with the SEC; provided further, however, that such reports and notices (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K or Regulation G promulgated by the SEC (with respect to any non-GAAP financial measures contained therein) or Item 402 of Regulation S-K and (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-09, Rule 3-10, Rule 13-01 or Rule 3-16 of Regulation S-X promulgated by the SEC. The Company’s obligations in this covenant with respect to financial information relating to the Company may be satisfied by furnishing financial information relating to any direct or indirect parent company of the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand. So long as any Notes remain outstanding if the Company is not subject to the reporting requirements under Sections 13 or 15(d) of the Exchange Act, the Company will also (1) as promptly as reasonably practicable after furnishing to the Trustee and the Holders the annual and quarterly reports required by Section 4.03(a)(i) or such earlier time after the completion of such reporting period, hold a conference call to discuss the results of operations for the relevant reporting period; and (2) issue a press release to the appropriate nationally recognized wire services prior to the date of the conference call required to be held in accordance with clause (1) of this Section 4.03(a), announcing the time and date of such conference call and either including all information necessary to access the call. The Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will also make available copies of all reports required by the first sentence of this Section 4.03(a), if and so long as the Notes are listed on The Irish Stock Exchange plc trading as Euronext Dublin and admitted for trading on the Global Exchange Market of The Irish Stock Exchange plc trading as Euronext Dublin, at the offices of the Paying Agent in Ireland or, to the extent and in the manner permitted by such rules, post such reports on the website of the Company.

(b) Delivery of such reports, information and documents to the Trustee is for information purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s and any Guarantor or Subsidiary’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates and/or Opinions of Counsel). The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of any information, documents and reports to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive knowledge or notice of any information contained therein or determination from information therein, including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely on certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has performed its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has performed each and every covenant contained in this Indenture that is applicable to it in all material respects and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, when any Default has occurred and is continuing under this Indenture, the Company shall within 30 Business Days deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default and what action the Company is taking or proposes to take with respect thereto.

(c) Except with respect to receipt of Note payments and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.04, the Trustee shall have no duty to review, ascertain or confirm the Company’s compliance with, or the breach of any representation, warranty or covenant made in this Indenture.

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends or distributions accrued or payable in Equity Interests (other than Disqualified Interests) of the Company or (B) dividends or distributions to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantee (other than Indebtedness permitted under Section 4.09(b)(vi)) except (a) a payment of interest or principal at Stated Maturity or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) other than with respect to any Restricted Investment, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (i) through (xx) (provided that, in the case of clause (i), at the time of declaring such dividend, such dividend was counted as a Restricted Payment) of Section 4.07(b)), is less than the sum, without duplication, of

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 4, 2021 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including the fair market value of any property or Capital Interests, received by the Company since April 4, 2021 as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Interests and Designated Preferred Interests) or from the issue or sale of Disqualified Interests, Designated Preferred Interests or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Interests, Designated Preferred Interests or convertible debt securities) sold to a Subsidiary of the Company), together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange plus, without duplication, the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced upon the conversion or exchange subsequent to April 4, 2021 of any Indebtedness, Designated Preferred Interests or Disqualified Interests which are convertible into or exchangeable for Qualified Capital Interests of the Company or any of its Restricted Subsidiaries, plus

(3) 100% of the amount received, including the fair market value of any property received after April 4, 2021 by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(4) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(5) $860.0 million.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments, in the Company’s discretion, at the time of such designation and will reduce the amount available for Restricted Payments or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payments or Permitted Investments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(b) Section 4.07(a) shall not prohibit:

(i) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration or call for redemption thereof, if at said date of declaration or call for redemption such payment would have complied with the provisions of this Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Interests) or from a contribution of capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 4.07(a)(iv)(C)(2);

(iii) the defeasance, redemption, repurchase, replacement, extension, renewal, refinancing or retirement or other acquisition of subordinated Indebtedness or Disqualified Interests in exchange for or with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the declaration, or payment of any dividend or other distribution by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any current or former officer, director, employee, consultant or agent of Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof) upon death, disability, retirement, severance or termination of employment or service or in connection with a stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed: (A) $10.0 million in any calendar year, with unused amounts being available to be used in any later calendar year; provided that such amount in any calendar year may be increased in an amount not to exceed the net cash proceeds from the sale of Equity Interests (other than Disqualified Interests) of the Company to any officer, director, employee or agent of the Company or any Subsidiary of the Company that occurs after the date of this Indenture, to the extent such net cash proceeds have not otherwise been applied to make Restricted Payments pursuant to Section 4.07(a)(iv)(C)(2); plus (B) the cash proceeds of “key man” life insurance policies received by the Company and its Restricted Subsidiaries after the date of this Indenture that are used for the repurchase, redemption or other acquisition or retirement for value owned by the individual (or such individual’s estate) that is the subject of such insurance;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants, or other convertible securities;

(vii) the declaration and payment of regular quarterly dividends on the Company’s Equity Interests not to exceed $0.05 per share;

(viii) additional Restricted Payments not to exceed the greater of (x) $150.0 million and (y) 4.5% of Consolidated Total Assets after the Issue Date;

(ix) the repurchase of the Company’s Equity Interests in an amount not to exceed the greater of (x) $50.0 million and (y) 1.5% of Consolidated Total Assets after the Issue Date;

(x) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(xi) any payments made in connection with the consummation of the offering of the Notes on substantially the terms described in the Offering Memorandum;

(xii) the payment of intercompany subordinated debt, the incurrence of which was permitted under Section 4.09(b)(vi);

(xiii) the purchase of fractional shares by the Company upon conversion of any securities of the Company into Capital Interests of the Company;

(xiv) the repurchase, redemption or other acquisition or retirement for value of subordinated Indebtedness or Disqualified Interests pursuant to the provisions similar to those described under Section 4.10 and Section 4.14; provided that all Notes tendered by Holders of the Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value in full;

(xv) payment of dividends on Disqualified Interests of the Company or a Restricted Subsidiary, the issuance of which is permitted by this Indenture;

(xvi) mandatory redemptions or repurchases of Disqualified Interests;

(xvii) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Interests issued by the Company or any of its Restricted Subsidiaries after the Issue Date and (b) the declaration and payment of dividends to a direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Interests of such direct or indirect parent of the Company issued after the Issue Date; provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Interests, after giving effect to such issuance on a pro forma basis, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test pursuant to Section 4.09(a);

(xviii) other Restricted Payments, so long as the Consolidated Total Debt Ratio of the Company and its Restricted Subsidiaries is no greater than 2.75 to 1.0 determined on a pro forma basis immediately preceding the date of such Restricted Payment;

(xix) the entrance by the Company into any Permitted Convertible Hedge Transaction, any termination or settlement of such transactions in accordance with their terms, and any required payment (including, without limitation, premium payments), whether in cash, securities or other property, with respect to, or as a result of any exercise and settlement or early unwind of, any Permitted Convertible Hedge Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Convertible Hedge Transaction or such early unwind; and

(xx) for any taxable period of the Company, either:

(A) if, for such period, the Company is a corporation for U.S. federal income tax purposes and for so long as the Company is a member of a group filing a consolidated, unitary or combined tax return with any Parent, any dividend, distribution, or other payment for or in the amount of any Taxes measured by income for which such Parent is liable, up to an amount not to exceed the amount of any such Taxes that the Company and its Subsidiaries that are members of such group would have been required to pay on a separate group basis if the Company and such Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; provided that the amount of such Taxes with respect to any Unrestricted Subsidiary shall not exceed the amount actually paid by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for the relevant taxable period; or

(B) if, for such period (or portion thereof corresponding to a period used for computing estimated tax), the Company is a partnership or disregarded entity for U.S. federal income tax purposes, tax distributions (in the case of an estimated tax period, prior to the related due date) to the owner or owners of equity of the Company in an aggregate amount equal to the product of (i) the Company’s “taxable income” (in the case of a disregarded entity, computed as if such entity were a partnership) for such period (or portion thereof), reduced by the cumulative net taxable loss of the Company for all prior periods ending after the Issue Date (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s income, and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to an individual residing in New York City for such period; provided that the aggregate amount of tax distributions determined under this paragraph for any taxable period (or portion thereof) shall be reduced by the excess of (A) the product of (x) the taxable income of any Unrestricted Subsidiary for such taxable period (or portion thereof) included in the calculation of clause (i) above and (y) the rate described in clause (ii) above, over (B) the amount distributed by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for the relevant taxable period. For purposes of making the computation referred to in this clause (B) above, no regard shall be given to any adjustments pursuant to Section 704(c), Section 734(b) or Section 743(b) of the Code.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by an officer of the Company. In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (i) through (xx) of Section 4.07(b) or is entitled to be made pursuant to Section 4.07(a), or one or more of the categories of Investments, described in the clauses of the definition of “Permitted Investment,” the Company may, in its sole discretion, classify, and may later reclassify from time to time, such Restricted Payment or any portion thereof into or among any of such applicable provisions.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) (x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Interests or (y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) this Indenture, the Notes or the Note Guarantees;

(ii) applicable law, rule, regulation, license, permit, order or similar restriction;

(iii) any instrument governing Indebtedness (including Acquired Debt) or Capital Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Interest was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of any such agreements or instruments, provided that the amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings (a) are not materially more restrictive, taken as a whole, than those contained in the agreements governing such original agreement or instrument or (b) will not materially impair the ability of the Company and the Guarantors, taken as a whole, to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company); provided further that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(iv) non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business;

(v) purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions of the nature described in clause (a)(iii) above on the property so acquired;

(vi) any agreement for the sale or other disposition of Equity Interests or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets that restrict the sale of assets, distributions, loans or transfers by that Restricted Subsidiary pending such sale or other disposition;

(vii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness (a) are not materially more restrictive, taken as a whole, than those contained in the agreements governing such original agreement or instrument or (b) will not materially impair the ability of the Company and the Guarantors, taken as a whole, to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company);

(viii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(ix) restrictions in Indebtedness or Capital Interests of Foreign Subsidiaries;

(x) restrictions in other Indebtedness incurred in compliance with Section 4.09 hereof;

(xi) agreements governing existing Indebtedness and the Credit Agreement as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings (a) are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of this Indenture or (b) will not materially impair the ability of the Company and the Guarantors, taken as a whole, to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company);

(xii) Liens securing Indebtedness permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xiii) any restriction on cash or other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(xiv) with respect to clause (a)(iii) of this Section 4.08, (i) any such encumbrance or restriction consisting of customary nonassignment, subletting or transfer provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and (ii) encumbrance or restrictions contained in security agreements, pledges or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements, pledges or mortgages; and

(xv) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (a) are not materially more restrictive, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (b) will not materially impair the ability of the Company and the Guarantors, taken as a whole, to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company).

Section 4.09 Limitation on Incurrence of Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company may incur Indebtedness (including Acquired Debt) and any of the Company’s Restricted Subsidiaries may incur Indebtedness if, in each case, the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the face amount thereof) under one or more Debt Facilities in an aggregate amount incurred under this Section 4.09(b)(i) (including all Permitted Refinancing Indebtedness incurred to refund or refinance any Indebtedness incurred pursuant to this clause (i)) not to exceed the greater of (x) $1,100.0 million and (y) 30% of Consolidated Total Assets;

(ii) Indebtedness outstanding on the Issue Date and not otherwise referred to in clause (iii) of this Section 4.09(b);

(iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the Note Guarantees issued on the Issue Date;

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Finance Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any of the purchase price or cost of construction, installation, design, repair or improvement of real or personal property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) and in an aggregate principal amount at any time outstanding, including all outstanding Permitted Refinancing Indebtedness incurred to refund, refinance, or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed the greater of (x) $175.0 million and (y) 5.0% of Consolidated Total Assets;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, redeem, renew, refund, refinance, defease, discharge, replace or retire for value Indebtedness permitted to be incurred under clauses (b)(ii) and (iii) of this Section 4.09(b);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations (including any Permitted Convertible Hedge Transactions) that are incurred for the purpose of fixing or hedging interest rate risk or commodity price risk or currency exchange rate risk, and in any such case, not for speculative purposes;

(viii) the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to the Notes or the Note Guarantees, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(ix) Indebtedness consisting of Permitted Investments of the kind described in clauses (f) and (k) of the definition of “Permitted Investments”;

(x) Indebtedness (a) consisting of indemnification obligations of the Company or any Restricted Subsidiary or (b) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xi) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all outstanding Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xi), not to exceed the greater of (x) $175.0 million and (y) 5.0% of Consolidated Total Assets;

(xii) the incurrence by any of the Company’s Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding not to exceed, in the aggregate for all such Foreign Subsidiaries, including all outstanding Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), the greater of (x) $90.0 million and (y) 2.5% of Consolidated Total Assets;

(xiii) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for adjustment of purchase price, deferred payment, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or a Restricted Subsidiary;

(xv) Indebtedness in respect of worker’s compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance obligations, bankers’ acceptances, letters of credit (not supporting Indebtedness for borrowed money), performance, surety, appeal and similar bonds and completion guarantees or similar obligations provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(xvi) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes or discharge the Notes and this Indenture, in accordance with Article 8 or Article 11 of this Indenture;

(xvii) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(xviii) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Permitted Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) not prohibited under this Indenture; and

(xix) Indebtedness of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary of the Company or consolidated or merged with or into the Company or a Restricted Subsidiary of the Company in accordance with the terms of this Indenture; provided that such Indebtedness is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further, that after giving pro forma effect to such incurrence of Indebtedness and such acquisition, consolidation or merger (A) the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) or (B) the Fixed Charge Coverage Ratio would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xix) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of incurrence, and at any time and from time to time may later reclassify all or any portion of any item of Indebtedness as having been incurred pursuant to Section 4.09(a) or under any category of Permitted Debt described in clause (i) through (xix) of this Section 4.09(b) so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Interests in the form of additional shares of the same class of Disqualified Interests for purposes of this Section 4.09 shall not be deemed an incurrence of Indebtedness or an issuance of Disqualified Interests for purposes of this Section 4.09; provided, in each such case, that the amount is included in Fixed Charges of the Company as accrued.

(d) Any increase in the United States dollar equivalent of outstanding Indebtedness of the Company or any of its Restricted Subsidiaries denominated in a currency other than United States dollars resulting from fluctuations in the exchange values of currencies will not be considered to be an incurrence of Indebtedness for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Permitted Refinancing Indebtedness incurred to refinance other Indebtedness denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) For purposes of any calculation under this Indenture, the Company may elect, at any time (and subsequently revoke such election), to either (x) give pro forma effect to the incurrence of the entire committed amount of any revolving Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with any provision under this Indenture, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, in which case, the ability to incur the amounts committed to under such revolving Indebtedness will be subject to the provisions of this Indenture.

Section 4.10 Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors or an officer of the Company) of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale); and

(ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale and all other Asset Sales since the Issue Date on a cumulative basis is in the form of cash, Cash Equivalents, assets or Capital Interests described under Sections 4.10(b)(ii) or 4.10(b)(iii) or a combination thereof; provided that the amount of: (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet (as determined in good faith by the Company) other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets or terminated by the holder of such liability or otherwise extinguished in connection with the transactions relating to such Asset Sale and for which the Company and all of its Restricted Subsidiaries have been released from, or indemnified against, all further liability, (y) securities or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, and (z) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) since the Issue Date and not yet converted to cash or Cash Equivalents, not to exceed the greater of (a) $175.0 million and (b) 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall each be deemed to be cash or Cash Equivalents for purposes of this clause (ii) and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds at its option:

(i) to repay any Indebtedness (other than Indebtedness of the Company or a Guarantor that is contractually subordinated to the Notes or the Guarantees);

(ii) to acquire a majority of the assets of, or a majority of the voting Capital Interests of, another Person (or division or business unit thereof); and/or

(iii) to make capital expenditures to acquire other long-term assets; provided that, prior to the application of the Net Proceeds from the Asset Sale in accordance with this paragraph, the Company shall be entitled, within 180 days from the date of the Asset Sale, to apply such Net Proceeds towards the repurchase of Equity Interests of the Company in an amount not to exceed the limitation set forth in Section 4.07(b)(ix).

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million (or such lesser amount as the Company determines), the Company shall be required to make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and such other indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to at least 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the repurchase date, in accordance with the procedures set forth in Section 3.09 and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the respective aggregate amount of the Notes and such other Indebtedness to be purchased shall be determined on a pro rata basis, and the Trustee shall select the Notes to be purchased in such aggregate amount on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

Section 4.11 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) having a value in excess of the greater of (x) $5.0 million and (y) 0.15% of Consolidated Total Assets, unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of (x) $25.0 million and (y) 0.75% of Consolidated Total Assets, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has either been approved by a majority of the disinterested members of the Board of Directors or has been approved in an opinion issued by an accounting, appraisal or investment banking firm of national standing as being fair to the Holders from a financial point of view.

(b) Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(i) any employment agreement or arrangements, consulting, non-competition, confidentiality, indemnity or similar agreement, incentive compensation plan, benefit arrangements or plan, severance or expense reimbursement arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) payment of reasonable directors’ fees to directors of the Company or any Restricted Subsidiary of the Company and other reasonable fees, compensation, benefits and indemnities paid or entered into with directors, officers and employees of the Company or any Restricted Subsidiary of the Company;

(iv) Restricted Payments that are permitted by Section 4.07 (including any transaction specifically excluded from the definition of the term “Restricted Payments”) and Permitted Investments;

(v) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(vi) the entering into of a registration rights agreement with the stockholders or debtholders of the Company;

(vii) the issuance or sale of any Capital Interest (other than Disqualified Interests) of the Company and the granting of other customary rights in connection therewith;

(viii) any pledge of Capital Interests of Unrestricted Subsidiaries;

(ix) any contribution to the capital of the Company;

(x) any agreement as in effect on the Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions, taken as a whole, are not less favorable to the Company or the Restricted Subsidiaries in any material respect) and the transactions evidenced thereby;

(xi) transactions with Affiliates of the Company or any Restricted Subsidiary solely in their capacity as holders of Indebtedness or Capital Interests of the Company or any Restricted Subsidiary; provided that a significant amount of the Indebtedness or Capital Interests of the same class is also held by Persons that are not Affiliates of the Company or any Restricted Subsidiary and such Affiliates are treated no more favorably than non-Affiliate holders of such Indebtedness or Capital Interests generally;

(xii) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the time such Unrestricted Subsidiary becomes a Restricted Subsidiary and not in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

(xiii) transactions permitted by, and complying with, the provisions of the covenant described under Section 5.01;

(xiv) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, any Capital Interest in, or controls, such Person and written agreements entered into or assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such transactions; and

(xv) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment bank firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

Section 4.12 Liens.

(a) The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien securing Indebtedness on any of their respective assets now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, unless contemporaneously therewith:

(i) in the case of any Lien securing Indebtedness that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(ii) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Indebtedness is secured by such Lien (such Lien, a “Primary Lien”).

(b) Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.12(a) shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Section 4.13 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to €1,000 or an integral multiple of €1,000 in excess thereof; provided that no Note of less than €100,000 shall be purchased in part) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will:

(i) mail a notice to each Holder (with a copy to the Trustee) stating:

(A) that a Change of Control Offer is being made pursuant to this Section 4.14 and, to the extent lawful, that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(B) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(C) that any Note not properly tendered or accepted for payment will remain outstanding and shall continue to accrue interest in accordance with the terms hereof;

(D) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(E) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, or transfer by book entry transfer, to the Company, the tender agent for such Change of Control Offer (if appointed by the Company) or a Paying Agent prior to the close of business at least three Business Days preceding the Change of Control Payment Date;

(F) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Company, the tender agent for the Change of Control Offer or the Paying Agent, as the case may be, receives, not later than the close of business on the date preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(G) that if the Company is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered to the extent that the unpurchased portion of the Notes is equal to €100,000 or an integral multiple of €1,000 in excess thereof; and

(H) the other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow; and

(ii) if at the time of such notice the Notes are listed on The Irish Stock Exchange plc trading as Euronext Dublin and the rules of The Irish Stock Exchange plc trading as Euronext Dublin so require, cause a notice of the Change of Control Offer to be published in The Irish Times (or another leading newspaper of general circulation in Ireland).

The notice, if mailed and published, as applicable, in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (x) the notice is mailed and published, as applicable, in a manner herein provided and (y) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b) Prior to complying with any of the provisions of this Section 4.14, but in any event within 90 days following a Change of Control Triggering Event, to the extent required to permit the Company to comply with this Section 4.14, the Company shall either repay all outstanding Indebtedness under the Credit Agreement or other Indebtedness ranking senior to or pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder or under the laws of Ireland to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (2) deposit with the Principal Paying Agent or, if applicable, tender agent for the Change of Control Offer an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Principal Paying Agent or, if applicable, tender agent will promptly deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; to the extent that each such new Note is in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. If at the time of any such Change of Control Triggering Event, the Notes are listed on The Irish Stock Exchange plc trading as Euronext Dublin or any other securities exchange, to the extent required by The Irish Stock Exchange plc trading as Euronext Dublin or such other securities exchange, the Company will notify The Irish Stock Exchange plc trading as Euronext Dublin or such other securities exchange, as applicable, that a Change of Control has occurred and any relevant details relating to such Change of Control.

(e) Notwithstanding the foregoing provisions in this Section 4.14, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption has been given pursuant to this Indenture as set forth under Section 3.07 in respect of all Notes then outstanding unless and until there is a default in payment of the applicable redemption price, or (3) if, in connection with or in contemplation of any Change of Control Triggering Event, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(g) Notes repurchased pursuant to a Change of Control Offer shall be retired and cancelled.

Section 4.15 Limitation on Senior Subordinated Debt.

The Company shall not incur any Indebtedness that is contractually subordinate in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. No Guarantor will incur any Indebtedness that is contractually subordinate in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.16 Discharge and Suspension of Covenants.

(a) During any period of time that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 5.01(a)(iv) (the “Suspended Covenants”) shall not be applicable to the Notes.

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing (such period, a “Suspension Period”), and on any subsequent date one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating (a “Reversion Date”), then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events; it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the Suspension Period shall constitute a Default or an Event of Default under the Suspended Covenants and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period, and the Company and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during the Suspension Period and to consummate the transactions contemplated thereby. After any Reversion Date, calculations with respect to Restricted Payments shall be made in accordance with the terms under Section 4.07 as though such covenant had been in effect prior to, but not during, the Suspension Period. Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(a). All Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during such period) will be classified to have been made under clause (g) of the definition of “Permitted Investments.”

(c) Indebtedness incurred during the Suspension Period shall be deemed to have been incurred pursuant to Section 4.09(a).

(d) The Company shall promptly, but in no event later than 10 Business Days, deliver an Officer’s Certificate to the Trustee specifying (i) if a Covenant Suspension Event has occurred, (ii) if a Reversion Date has occurred and (iii) the dates of commencement or ending of any Suspension Period, provided that the failure to so notify the Trustee shall not be a default under the Indenture. The Trustee shall not have any duty to monitor or determine whether or not a Covenant Suspension Event or Reversion Date has occurred or if a Suspension Period has commenced or ended, nor any duty to notify the Holders of any of the foregoing. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Ratings.

(e) During any period that the covenants have been suspended pursuant to Section 4.16(a), the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

Section 4.17 Subsidiary Guarantees.

If any of the Company’s Domestic Restricted Subsidiaries shall guarantee Indebtedness of the Company under the Credit Agreement, then such Subsidiary shall, within 20 Business Days, become a Guarantor and execute a supplement to this Indenture for the purpose of providing a Note Guarantee and deliver an Officer’s Certificate, in accordance with the provisions of Article 10. Any such Note Guarantee shall be subject to the release provisions and other limitations described in Article 10.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person unless:

(i) either (A) the Company is the surviving corporation or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction no Default or Event of Default exists;

(iv) either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (b) the Fixed Charge Coverage Ratio after giving such pro forma effect to such transaction is equal to or greater than it is immediately prior to such transaction or series of transactions; and

(v) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and the Notes.

(b) Except in a transaction in which its Guarantee will be released as provided in Section 10.07, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor) whether or not affiliated with such Guarantor unless:

(i) subject to the provisions of Section 5.01(c), the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, under the Notes and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(c) This Section 5.01 shall not apply to a merger of the Company or a Guarantor with an Affiliate solely for the purpose, and with the effect, of reincorporating the Company or such a Guarantor, as the case may be, in another jurisdiction of the United States. Nothing in this Section 5.01 shall prohibit the Company or any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes in the case of a lease of all or substantially all of the Company’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following shall be an “Event of Default” for purposes of this Indenture:

(i) default for 30 days in the payment when due of interest on the Notes;

(ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not the payment is prohibited by the subordination provisions of this Indenture);

(iii) a default by the Company or any Guarantor in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 60 days (or 120 days in the case of Section 4.03) after the Company or such Guarantor receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(iv) the failure to pay at final Stated Maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness for money borrowed of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final Stated Maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates the greater of (x) $50.0 million and (y) 1.5% of Consolidated Total Assets or more at any time and such failure shall not have been cured or waived or such Indebtedness paid or discharged, in each case within 30 days thereof;

(v) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by an insurance carrier or pursuant to which the Company is not indemnified by a third party who has agreed to honor such obligation) aggregating in excess of the greater of (x) $50.0 million and (y) 1.5% of Consolidated Total Assets, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(vi) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or

(4) generally is not paying its debts as they become due; or

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case,

(2) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary, or

(3) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; and

(viii) except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligation under its Note Guarantee.

Section 6.02 Acceleration.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may notify the Company in writing, specifying the Event of Default, demanding that the Default be remedied and stating that such notice is a “Notice of Default” following which such Holders may declare all the Notes to be due and payable immediately. Upon such declaration of acceleration pursuant to a Notice of Default, the aggregate principal of and accrued and unpaid interest, if any, on the outstanding Notes shall become due and payable without further action or notice; provided, however, that in the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(a)(iv) has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the failure to pay or acceleration triggering such Event of Default pursuant to Section 6.01(a)(iv) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(a)(vi) or (vii), with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. If any Designated Senior Debt is outstanding at the time of a declaration of acceleration, the Company may only pay amounts due on the Notes if otherwise permitted by Article 13. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive, rescind or cancel any declaration of acceleration with respect to an existing or past Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than nonpayment of principal or interest that has become due solely because of acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders of a Note or that would involve the Trustee in personal liability or expense for which the Trustee has not received adequate prefunding, security or indemnity satisfactory to it; provided, however, that the Trustee shall not have an affirmative duty to determine whether any such direction is unduly prejudicial to the rights of any Holders not joining in the giving of such direction.

Section 6.06 Limitation on Suits.

Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee pre-funding, security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of pre-funding, security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended or waived without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, the Agents, their agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Agents and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Agents any amount due to them for compensation, expenses, disbursements and advances of the Trustee, the Agents, their agents and counsel, and any other amounts due the Trustee and the Agents under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Agents, their agents and counsel, and any other amounts due the Trustee and the Agents under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

(i) to the Trustee, the Agents, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents and the costs and expenses of collection;

(ii) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

(iii) to the Company or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing of which the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise in the conduct of such Person’s own affairs under the same circumstances.

(b) Except during the continuance of an Event of Default of which the Trustee has actual knowledge:

(i) the duties of the Trustee and the Agents shall be determined solely by the express provisions of this Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Agents; and

(ii) in the absence of bad faith on its part, each of the Trustee and the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or the Agents, and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee or the Agents, the Trustee or the Agents, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b), Section 7.02 and Section 7.07;

(ii) none of the Trustee or any Agent shall be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) none of the Trustee or any Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Article 6 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Article 7.

(e) None of the Trustee or any Agent shall be under any obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless such Holders have provided to the Trustee pre-funding, indemnity or security satisfactory to it against any loss, liability or expense.

(f) None of the Trustee or any Agent shall be liable for interest on any money received by it except as may be agreed in writing with the Company. Money held by the Trustee or held by any Agent shall be held uninvested and need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely, and shall be protected from acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or other document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may, at the Company’s expense, consult with counsel or professional advisors of its selection and the advice of such counsel or professional advisor or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder. The Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any Holders, unless such Holders have provided to the Trustee prefunding, security or indemnity satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the covenants of the Company or any Guarantor or Subsidiary. The Trustee shall not be deemed to have notice of any Default or Event of Default or any other matter unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice clearly references the Notes and this Indenture and states that it is a notice of Default or Event of Default. The delivery of reports, information and documents to the Trustee under Section 4.03(b) is for information purposes only and the Trustee’s receipt of the foregoing will not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s and any Guarantor’s or Subsidiary’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates and/or Opinions of Counsel).

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profit) of the Company, any Holder or any other Person irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) Whether or not specifically referred to in any provision herein, the rights, privileges, indemnities, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified and/or secured to its satisfaction, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Agents), custodian and other Person employed to act hereunder. Each of the Agents’ obligations and duties are several and not joint.

(j) The Trustee may request that the Company or any Guarantor deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; nuclear or natural catastrophes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics; quarantines; strikes; work stoppages; accidents; riots and other civil disturbances; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; malware or ransomware attacks; accidents; labor disputes; acts of civil or military authorities and governmental action.

(m) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(n) In the event the Trustee receives conflicting, unclear or equivocal instructions or indemnity from two or more groups of Holders, each representing less than a majority in principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(o) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(p) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(q) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(r) The Trustee may assume without inquiry in the absence of actual knowledge that the Company is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(s) If any party fails to deliver a notice relating to an event the fact of which requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

(t) To the extent that the Trustee is granted any discretion herein to act or not act, the Trustee shall have absolute and uncontrolled discretion as to the exercise of its rights and discretions, the exercise or non-exercise of which as between the Trustee and the Holders shall be conclusive and binding on the Holders, subject to Section 7.01 hereof.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest after an Event of Default has occurred and is continuing it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including its right to be indemnified and/or secured (including by way of prefunding), are extended to, and shall be enforceable by each Agent employed to act hereunder.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency, effectiveness, correctness or adequacy of this Indenture, the Notes or any Note Guarantee, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall deliver or mail to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers determines in good faith that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Company or, upon the failure of the Company to pay, each Guarantor, jointly and severally shall pay to the Trustee and Agents from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and Agents promptly upon request for all fees, disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel and counsel appointed by the Trustee or Agents in connection with any action or contemplated action in connection with this Indenture, the Notes or any Note Guarantee.

(b) The Company and the Guarantors, jointly and severally, shall indemnify the Trustee, Agents and their respective officers, directors, employees and agents for, and hold the Trustee, Agents and their respective officers, directors, employees and agents harmless against, any and all loss, damage, claims, cost, action, suit or proceeding at law or in equity, fines, Taxes, penalties, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any of the Guarantors (including this Section 7.07) and defending itself against any claim whether asserted by any Holder, the Company, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee and each Agent shall notify the Company in writing promptly of any claim of which it has received written notice for which it may seek indemnity. Failure by the Trustee and Agents to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder. Except where the interests of the Company and the Guarantors, on the one hand, and the Trustee or the Agents, on the other, may be adverse, the Company or such Guarantor shall defend the claim and the Trustee and Agents will cooperate in the defense of such claim and may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not (x) pay for any settlement made without its written consent, which shall not be unreasonably withheld, or (y) reimburse any expense or indemnify against any of the foregoing loss, liability, damage, claim or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence. Notwithstanding anything to the contrary, the foregoing indemnity shall not include any Taxes other than any Taxes imposed in connection with a non-Tax claim.

(c) The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the repayment of the Notes, or the earlier resignation or removal of the Trustee and any Agents.

(d) To secure the payment obligations of the Company and the Guarantors in this Section 7.07, the Trustee and the Agents shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Agents, as applicable, except by the Trustee or the Agents, as applicable, to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the repayment of the Notes, or the earlier resignation or removal of the Trustee and any Agents.

(e) When the Trustee or the Agents incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or (vii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute administrative expenses or purposes of priority under any Bankruptcy Law.

(f) The Company and the Guarantors will pay, and indemnify the Trustee, the Common Depositary and/or its nominee and the Agents for, any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) which are levied by any jurisdiction or authority on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any Note Guarantee or any other document or instrument referred to therein, the enforcement thereof or the receipt of any payments with respect thereto.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of such appointment as provided in this Section 7.08.

(b) The Trustee may, upon 30 days’ written notice to the Company, resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(ii) a custodian or public officer takes charge of the Trustee or its property; or

(iii) the Trustee becomes incapable of acting as Trustee hereunder or with respect to the Notes.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be reasonably satisfactory to the Company.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver or mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee and execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under Article 7 hereof.

Section 7.10 Agents.

(a) The Agents shall be obliged to perform such duties and only such duties as are set out in this Indenture and the Notes and no implied duties or obligations shall be read into this Indenture or the Notes against the Agents.

(b) Notwithstanding anything herein to the contrary, the Paying Agent shall be entitled to refrain from making any payment or taking any other action if it has received conflicting, unclear or equivocal instructions and shall suffer no liability for doing so. The Paying Agent shall be entitled to make payments net of taxes or other sums required by any law to be withheld or deducted.

(c) The rights powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(d) The Company and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Company and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

(e) The Agents shall act solely as agents of the Issuer and have no fiduciary duty to anyone, or owe obligation towards, or have any relationship of agency or trust, for or with any person other than the Company.

(f) The Agents shall have no obligation to act or to take any action if they believe they will incur costs, expenses or liabilities for which they will not be reimbursed.

(g) Any Agent may resign, without liability for doing so, and be discharged from its duties under this Indenture at any time by giving 30 days’ prior written notice of such resignation to the Trustee and the Company. The Trustee or the Company may remove any Agent at any time by giving 30 days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Company, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Company is unable to replace the resigning Agent within 30 days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee, or to a reputable financial institution of good standing appointed by the Agent as successor Agent, which the Company shall approve, or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07.

(h) Any corporation into which any Agent may be merged or converted, or any corporation with which any Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which any Agent shall be a party, or any corporation to which any Agent shall sell or otherwise transfer all or substantially all of its assets shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Agent under this Indenture without the execution or filing of any paper or any further act on the part of the parties to this Indenture, unless otherwise required by the Company, and after the said effective date all references in this Indenture to such Agent shall be deemed to be references to such successor corporation. The Agent shall provide written notice of any such merger, conversion, consolidation or transfer to the Company.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors upon compliance with the conditions set forth in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors shall (as otherwise set forth in this Section 8.02(a)), subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees with respect thereto on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the

Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (and the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to in Section 8.05 hereof;

(ii) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held for the benefit of the Holders;

(iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee and the Agents, and the Company’s obligations in connection therewith; and

(iv) this Section 8.02.

(b) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from any or all their obligations under the covenants contained in Sections 4.03 to 4.05, 4.07 to 4.15 and 4.17 hereof and Section 5.01(a)(iv) and (b) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(iii), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries) and 6.01(a)(viii) shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(i) the Company must irrevocably deposit with the Trustee or another entity designated for such purpose, for the benefit of the Holders of the Notes, cash in Euros, noncallable Euro-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent investment bankers, appraisal firms or public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound including, without limitation, the Credit Agreement;

(vi) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(vii) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all Euros and Euro-denominated Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Euros or Euro-denominated Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any Euros or Euro-denominated Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

The Trustee shall promptly, and in any event, no later than three Business Days, pay to the Company after request therefor, any excess Euros or Euro-denominated Government Securities held with respect to the Notes at such time in excess of amounts required to pay any of the Company’s Obligations then owing with respect to the Notes. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any Euros or Euro-denominated Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Company, any Guarantor (with respect to a Note Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under this Indenture of any such Holder;

(v) to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” contained in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes, as evidenced by an Officer’s Certificate;

(vi) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as in effect on the date hereof;

(vii) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee;

(viii) to comply with the rules of any applicable securities depository;

(ix) to add a co-issuer or co-obligor of the Notes; or

(x) to evidence and provide for the acceptance of appointment by a successor Trustee in accordance with the applicable provisions of this Indenture.

(b) Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, indemnities or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

(a) Except as provided below in this Section 9.02, the Company, any Guarantor (with respect to its Note Guarantee) and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, consent, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall (or cause the Trustee, at the expense of and at the request of the Company, to) deliver or mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver or mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

(e) Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to Section 3.09, Section 4.10 or Section 4.14 or provisions relating to minimum notices required for redemption of Notes described in Section 3.07, which may be amended by Holders of at least a majority in aggregate principal amount of the Notes then outstanding);

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Note payable in money other than that stated in the Notes;

(vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(vii) make any change in the subordination provisions of this Indenture that would adversely affect the Holders of Notes;

(viii) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture; or

(ix) make any change in the foregoing amendment and waiver provisions.

(f) No amendment may be made to the subordination provisions of this Indenture that would adversely affect the rights of any holder of Designated Senior Debt then outstanding unless the holders of such Designated Senior Debt (or a representative thereof authorized to give consent) consents to such amendment.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not affect the rights, duties, liabilities, indemnities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and complies with the provisions hereof and, with respect to such Opinion of Counsel, that the amendment or supplement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Note Guarantee.

(a) Subject to this Article 10 and Article 13, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (i) the principal of, interest, premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) The Note Guarantee issued by any Guarantor shall be a general unsecured senior subordinated obligation of such Guarantor and shall be (x) subordinated in right of payment to the prior repayment in full in cash of all existing and future Senior Debt of such Guarantor, if any, pursuant to the terms of Section 10.02 and Article 13 hereof and (y) pari passu in right of payment with all existing and future senior subordinated Indebtedness of such Guarantor, including such Guarantor’s guarantee of the Company’s Existing Subordinated Notes.

(i) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Subordination of Guarantor Payments.

Each Guarantor agrees, and each Holder by accepting a Note agrees, that the Obligations of each Guarantor under its Note Guarantee are subordinated and junior in right of payment to the prior payment of all Senior Debt of the Guarantor on the same basis as the Obligations on, or relating to the Notes, are subordinated and junior in right of payment to the prior payment of all Senior Debt of the Company pursuant to Article 13. In furtherance of the foregoing, each Guarantor agrees, and each of the Trustee and each Holder by accepting a Note agrees, that the subordination and related provisions applicable to the Obligations of each Guarantor under its Note Guarantee by virtue of the preceding sentence shall be as set forth in Article 13 as if each reference to “Company” therein were instead a reference to “a Guarantor,” each reference to “Senior Debt of the Company” therein were instead a reference to “Senior Debt of each Guarantor” and each reference to “Notes” therein were instead a reference to “this Note Guarantee,” with such appropriate modifications as the context may require. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 13 hereof.

Section 10.03 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to such contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.04 Execution and Delivery.

(a) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(b) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(c) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(d) If required by Section 4.17 hereof, the Company shall cause the applicable Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 10.

Section 10.05 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.06 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.07 Release of Note Guarantees.

(a) A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee or any Holder is required for the release of such Guarantor’s Note Guarantee:

(i) if all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or any of its Restricted Subsidiaries and such transaction does not violate, to the extent applicable, Section 4.10; or

(ii) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.07; or

(iii) if the Company consummates a transaction not prohibited by this Indenture following which such Guarantor is no longer a Restricted Subsidiary; or

(iv) if such Guarantor no longer guarantees Indebtedness of the Company under the Credit Agreement, unless an Event of Default has occurred and is continuing; or

(v) if the Company exercises its legal defeasance option or covenant defeasance option pursuant to Article 8 or the satisfaction and discharge of the Notes as described under Article 11.

(b) At the request and at the expense of the Company, the Trustee shall execute and deliver any instrument reasonably requested evidencing such release upon receipt of an Officer’s Certificate and an Opinion of Counsel.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for herein) as to all outstanding Notes, when:

(i) either:

(A) all the Notes theretofore authenticated (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee or another entity designated for such purpose funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation (including principal of, premium, if any, and interest), together with irrevocable instructions from the Company directing the Trustee or the Agents, as applicable, to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Company has paid all other sums payable under this Indenture by the Company; and

(iii) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel satisfactory to the Trustee stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Notwithstanding the satisfaction and discharge of this Indenture , if money shall have been deposited with the Trustee pursuant to subclause (B) of Section 11.01(a)(i), Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02 Application of Money.

(a) Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee or other entity pursuant to Section 11.01 hereof shall be held and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money has been deposited with the Trustee or other entity; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any Euros or Eurodenominated Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the Euros or Euro-denominated Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 [Reserved].

Section 12.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing in the English language electronically delivered, delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Belden Inc.

1 North Brentwood Boulevard, 15th Floor

St. Louis, Missouri 63105

Fax No.: [***]

Attention: Brian E. Anderson, Esq.

If to the Trustee:

U.S. Bank Trust Company, National Association

1255 Corporate Drive, 6th Floor

Irving, Texas 75038

Attention: Corporate Trust Administration

If to the Paying Agent:

U.S. Bank Europe DAC, UK Branch

125 Old Broad Street

London EC2N 1AR

United Kingdom

Fax No.: [***]

Attention: Relationship Management – CDRM@usbank.com

If to the Registrar:

U.S. Bank Europe DAC

Block F1, Cherrywood Business Park

Cherrywood, Dublin 18 D18 W2x7

Ireland

Fax No.: [***]

Attention: Relationship Management – CDRM@usbank.com

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Notwithstanding anything in this Indenture to the contrary, any notice required to be mailed or given to Holders with respect to a Global Note shall be sufficient if given in accordance with the rules and procedures of the applicable Clearing System. Notices delivered to the Clearing Systems will be deemed to have been given on the date when delivered. So long as any Notes are listed on The Irish Stock Exchange plc trading as Euronext Dublin or any other securities exchange and admitted for trading on the Global Exchange Market of The Irish Stock Exchange plc trading as Euronext Dublin, and to the extent required by The Irish Stock Exchange plc trading as Euronext Dublin or such other securities exchange, the Company shall provide a copy of all notices to The Irish Stock Exchange plc trading as Euronext Dublin or such other securities exchange, as applicable, and shall publish such notices in a newspaper having general circulation in Ireland.

Section 12.03 [Reserved].

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any of the Guarantors to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Notwithstanding the foregoing, no such Opinion of Counsel shall be given with respect to the delivery of the Initial Notes.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, future or present director, officer, employee, partner, manager, agent, member (or Person forming any limited liability company), incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and Note Guarantee in respect thereof waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees thereof.

Section 12.08 Governing Law; Consent to Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agree that all claims in respect of such suit or proceeding may be determined in any such court. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the them, and may be enforced in any courts to the jurisdiction of which the Company is subject by a suit upon such judgment, provided, that service of process is effected upon the Company in the manner specified herein or as otherwise permitted by law.

Section 12.09 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE PRINCIPAL PAYING AGENT, REGISTRAR, TRANSFER AGENT AND THE HOLDERS BY THEIR ACCEPTANCE OF THE NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10 [Reserved].

Section 12.11 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.13 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14 Counterpart Originals.

This Indenture may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile, email or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 12.15 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16 Security Advice Waiver.

The parties hereto acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant them the right to receive brokerage confirmations for certain security transactions as they occur, they each specifically waive receipt of such confirmations to the extent permitted by law.

Section 12.17 Patriot Act; Information Requirements.

(a) The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties hereto agree that they will provide the Trustee and any Agent with such information as it may request in order for it to satisfy the requirements of the U.S.A. Patriot Act.

(b) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Indenture; or

(ii) any change in the status of the Company or any Guarantor or of the composition of its or their shareholders after the date of this Indenture, obliges any Agent to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall as soon as reasonably practicable upon the request of such Agent supply or procure the supply of such documentation and other evidence as is reasonably requested by the Agent in order for such Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations.

Section 12.18 Judgment Currency.

Any payment on account of an amount that is payable in Euros (the “Required Currency”), which is made to or for the account of any holder of the Notes or the Trustee or the Paying Agent, as applicable, in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Company or a Guarantor, shall constitute a discharge of the Company or the Guarantor’s obligation under this Indenture and the Notes or Guarantee, as the case may be, only to the extent of the amount of the Required Currency with such Holder or the Trustee, as the case may be, could purchase in the London or New York foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Company shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

ARTICLE 13

SUBORDINATION OF NOTES

Section 13.01 Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Note or a Note Guarantee thereof agrees, that payment of principal, premium and interest on (or any other Obligations relating to) the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 13, to the prior payment in full in cash of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

Section 13.02 Liquidation; Dissolution; Bankruptcy.

The holders of Senior Debt shall be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is allowed in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes and the Guarantees (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts, if any, described under Article 8 and Article 11 hereof), in the event of any distribution to creditors of the Company or any of the Guarantors:

(a) in a liquidation or dissolution of the Company or any of the Guarantors;

(b) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Guarantor or their respective property;

(c) in an assignment for the benefit of creditors of the Company or any of the Guarantors; or

(d) in any marshaling of the Company’s or any of the Guarantors’ assets and liabilities.

The Company shall give prompt written notice to the Trustee of the occurrence of any event described in clauses (a) through (d) above.

Section 13.03 Default on Designated Senior Debt.

(a) Neither the Company nor any of the Guarantors may make any payment in respect of the Notes (except in respect of Permitted Junior Securities or from the trusts described under Article 8 and Article 11 hereof) if:

(i) a payment default on any Senior Debt occurs and is continuing beyond any applicable grace period; or

(ii) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (a) with respect to Designated Senior Debt arising under the Credit Agreement, the administrative agent thereunder, or (b) with respect to any other Designated Senior Debt, the Representative of such Designated Senior Debt.

Notwithstanding the foregoing, the Company may make payment on the Notes if the Company and the Trustee receive written notice approving such payment from the Representatives of any Designated Senior Debt with respect to which either of the events set forth in clauses (i) and (ii) of this Section 13.03(a) has occurred and is continuing.

(b) Payments on the Notes may and shall be resumed at the first to occur of the following:

(i) in the case of a payment default, upon the date on which such default is cured or waived; and

(ii) in the case of a nonpayment default, upon the earlier of (A) the date on which such nonpayment default is cured or waived, or (B) 179 days after the date on which the applicable Payment Blockage Notice is received, or (C) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

(c) No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice irrespective of the number of defaults with respect to Designated Senior Debt during such period.

(d) No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or will be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

Section 13.04 Acceleration of Notes.

The Company shall promptly notify Representatives of its Designated Senior Debt if payment on the Notes is accelerated because of an Event of Default.

Section 13.05 When Distribution Must Be Paid Over.

(a) Subject to Section 13.11, if the Trustee or the Paying Agent, as applicable, or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under Article 8 and Article 11 hereof) when:

(i) the payment is prohibited by this Article 13; and

(ii) the Trustee has received written notice from the Company or the Representative for such Designated Senior Debt at least three Business Days before the payment date or the Trustee or Holder has actual knowledge that the payment is prohibited, then, the Trustee or the Paying Agent, as applicable, or the Holder, as the case may be, will hold the payment for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts to the holders of Senior Debt or their proper representative.

(b) With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 13, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall mistakenly pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 13, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 13.06 Notice by the Company.

The Company shall promptly notify the Trustee and the Paying Agent in writing of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 13, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this Article 13.

Section 13.07 Subrogation.

After all Senior Debt is paid in full and until the Notes are paid in full, Holders of Notes shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article 13 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, among the Company, the Guarantors and Holders, a payment by the Company or the Guarantors on the Notes.

Section 13.08 Relative Rights.

(a) This Article 13 defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Indenture shall:

(i) impair, among the Company, the Guarantors and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms or the obligations of the Guarantors under the Note Guarantees;

(ii) affect the relative rights of Holders of Notes and creditors of the Company and the Guarantors other than their rights in relation to holders of Senior Debt; or

(iii) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.

(b) If the Company fails because of this Article 13 to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

Section 13.09 Subordination May Not Be Impaired by the Company and Guarantors.

No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company, or any Guarantor or any Holder or by the failure of the Company, any Guarantor or any Holder to comply with this Indenture.

Section 13.10 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Company or any Guarantor referred to in this Article 13, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company or such Guarantors as applicable, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 13.

Section 13.11 Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article 13 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 13. Only the Company or a Representative may give the notice. Nothing in this Article 13 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 13.12 Authorization to Effect Subordination.

Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 13, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.12 hereof at least 30 days before the expiration of the time to file such claim, the lenders under the Credit Agreement are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

[Signatures on following pages]

BELDEN INC.

By:	/s/ Brian E. Anderson
Name: Brian E. Anderson
Title: Senior Vice President—Legal, General Counsel and Corporate Secretary

BELDEN WIRE & CABLE COMPANY LLC
BELDEN HOLDINGS, INC.
CDT INTERNATIONAL HOLDINGS LLC
BELDEN 1993 LLC
PPC BROADBAND, INC.
GARRETTCOM, INC.
PROSOFT TECHNOLOGY, INC.
PRECISION OPTICAL TECHNOLOGIES, INC.
THINKLOGICAL, LLC

By:	/s/ Brian E. Anderson
Name: Brian E. Anderson
Title: Secretary

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President

[Signature Page to Indenture]

U.S. BANK EUROPE DAC, UK BRANCH, as Principal Paying Agent

By:	/s/ Ashley Kingham
Name: Ashley Kingham
Title: Authorised Signatory

[Signature Page to Indenture]

U.S. BANK EUROPE DAC, as Transfer Agent and Registrar

By:	/s/ Ashley Kingham
Name: Ashley Kingham
Title: Authorised Signatory

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

COMMON CODE [    ]1

ISIN [    ]2

[[RULE 144A][REGULATION S][UNRESTRICTED] GLOBAL NOTE

representing

4.250% Senior Subordinated Notes due 2033

No.	[€ ]

BELDEN INC.

promises to pay to ____________ or registered assigns, the principal sum of €_____________ Euros [(or such greater or lesser amount as may be reflected on the attached Schedule of Interests of Global Note)]3 on February 1, 2033.

Interest Payment Dates: February 1 and August 1.

Record Dates: January 15 and July 15.

[1]	144A: 327480561; Reg. S: 327480308
[2]	144A: XS3274805616; Reg. S: XS3274803082
[3]	Global Note only.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed

Dated: _________________________

BELDEN INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK EUROPE DAC, as Authenticating Agent

By:
Authorized Signatory

[Back of Note]

4.250% Senior Subordinated Notes due 2033

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Belden Inc., a Delaware corporation, promises to pay interest on the unpaid principal amount of this Note at the rate of 4.250% per annum. The Company will pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the first Interest Payment Date shall be [•]. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company will pay interest (including post-petition interest in any proceeding under Bankruptcy Law) on overdue principal and premium, if any, at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), at the then applicable interest rate on the Notes to the extent lawful. Interest on the Notes will be computed per denomination of Note on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Paying Agent or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Such payment will be in Euros or such other currency of the Participating Member States that at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Europe DAC, UK Branch will act as Paying Agent and U.S. Bank Europe DAC will act as Registrar. The Company may change any Paying Agent or Registrar without prior notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of January 28, 2026 (the “Indenture”), among Belden Inc., the Guarantors named therein, U.S. Bank Europe DAC, UK Branch, as Principal Paying Agent, U.S. Bank Europe DAC, as Registrar and Transfer Agent, and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 4.250% Senior Subordinated Notes due 2033.

To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt of the Company. Subject to the conditions set forth in the Indenture, the Company may issue Additional Notes. The Notes and any Additional Notes (collectively, referred to herein as the “Notes”) subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

5. OPTIONAL REDEMPTION. The Notes are subject to optional redemption as further described in the Indenture.

6. MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Company may be required to offer to purchase the Notes by means other than a redemption, whether by tender or exchange offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such purchase does not otherwise violate the terms of the Indenture.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be (i) delivered electronically or mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture and (ii) if at the time of such notice the Notes are listed on The Irish Stock Exchange plc trading as Euronext Dublin and the rules of The Irish Stock Exchange plc trading as Euronext Dublin so require, published in The Irish Times (or another leading newspaper of general circulation in Ireland). Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent, as further described in the Indenture.

8. OFFER TO REPURCHASE.

(a) Upon the occurrence of a Change of Control Triggering Event, Section 4.14 of the Indenture shall apply to the extent applicable.

(b) If the Company or any of its Restricted Subsidiaries consummates an Asset Sale, Section 3.09 and Section 4.10 of the Indenture shall apply to the extent applicable.

9. NOTE GUARANTEES. The Notes are entitled to the benefit of the Note Guarantees set forth in (and subject to the limitations set forth in) the Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay all taxes or similar government charges due on such transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes (x) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or (y) between a Record Date and the next succeeding Interest Payment Date.

11. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

12. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

14. SUBORDINATION. Payment of principal, interest and premium, if any, on the Notes and the Note Guarantees is subordinated to the prior payment in full of Senior Debt in accordance with and subject to the terms provided in the Indenture.

15. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or facsimile signature of the Trustee.

16. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS. No past, future or present director, officer, employee, partner, manager, agent, member (or Person forming any limited liability company), incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and Note Guarantees waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

17. GOVERNING LAW. THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18. ISIN AND/OR COMMON CODE NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused ISIN and/or Common Code numbers to be printed on the Notes, and the Trustee may use ISIN and/or Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

19. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, as such: TEN COM (=tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Belden Inc.

1 North Brentwood Boulevard, 15th Floor

St. Louis, Missouri 63105

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: __________________________

(Insert assignee’s legal name)

_________________________________

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and ZIP code)

and irrevocably appoint _________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10 [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

€_________________________

Date: _________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is €. _________________________ The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Registrar

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Belden Inc.

1 North Brentwood Boulevard, 15th Floor

St. Louis, Missouri 63105

U.S. Bank Trust Company, National Association

1255 Corporate Drive, 6th Floor

Irving, Texas 75038

Attention: Corporate Trust Administration

Re:	4.250% Senior Subordinated Notes due 2033

Reference is hereby made to the Indenture, dated as of January 28, 2026 (the “Indenture”), among Belden Inc., the Guarantors named therein, the Trustee, U.S. Bank Europe DAC, UK Branch, as Principal Paying Agent and U.S. Bank Europe DAC, as Registrar and Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of € _________ in such Note[s] or interests (the “Transfer”), to _______________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [ ] such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subj ect to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company, the Registrar and the Transfer Agent.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _________________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (Common Code: 327480561), or

(ii)	[ ] Regulation S Global Note (Common Code: 327480308), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (Common Code: 327480561), or

(ii)	[ ] Regulation S Global Note (Common Code: 327480308), or

(iii)	[ ] Unrestricted Global Note (Common Code: ); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Belden Inc.

1 North Brentwood Boulevard, 15th Floor

St. Louis, Missouri 63105

U.S. Bank Trust Company, National Association

1255 Corporate Drive, 6th Floor

Irving, Texas 75038

Attention: Corporate Trust Administration

Reference is hereby made to the Indenture, dated as of January 28, 2026 (the “Indenture”), among Belden Inc., the Guarantors named therein, the Trustee, U.S. Bank Europe DAC, UK Branch, as Principal Paying Agent and U.S. Bank Europe DAC, as Registrar and Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €_________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

(1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global

Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

C-2

(b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company, the Registrar and the Transfer Agent and are dated _________________________

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _________________________

C-3